CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2005 relating to the consolidated balance sheet as of December 31, 2004 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the each of the two years in the period ended December 31, 2004 included in the Annual Report of Westbank Corporation and subsidiaries on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Boston, Massachusetts
October 30, 2006